Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces First Quarter Fiscal 2020 Results

Lakewood, Colorado, February 6, 2020. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its first quarter of fiscal 2020 ended December 31, 2019 and confirmed its outlook for fiscal 2020.

Highlights for First Quarter Fiscal 2020 Compared to First Quarter Fiscal 2019

●	Net sales increased 3.8% to $230.0 million;
●	Daily average comparable store sales increased 1.9%;
●	Operating income was $2.8 million;
●	Net income was $1.9 million with diluted earnings per share of $0.08;
●	EBITDA was $10.6 million; and
●	Opened two new stores, resulting in a 2.6% new store growth rate for the twelve-month period ended December 31, 2019.

“We are encouraged by our solid start to fiscal 2020, delivering continued positive daily average comparable stores sales growth of 1.9%,” said Kemper Isely, Co-President. “We continue to see positive results from our marketing initiatives and sustained growth in our successful {N}power® loyalty program. We are particularly pleased with our strong supplement sales in the quarter, which reflected our traffic-driving initiatives, new product introductions and strong consumer demand. We remain confident with our fiscal 2020 outlook and continue to focus on driving profitable growth and enhancing shareholder value.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the first quarter of fiscal 2020 and 2019 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — First Quarter Fiscal 2020 Compared to First Quarter Fiscal 2019

During the first quarter of fiscal 2020, net sales increased $8.5 million, or 3.8%, to $230.0 million compared to the same period in fiscal 2019, driven by a $4.1 million increase in comparable store sales and a $4.6 million increase in new store sales, partially offset by a $0.2 million decrease in sales from one store that closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 1.9% in the first quarter of fiscal 2020 compared to a 5.5% increase in the first quarter of fiscal 2019. The daily average comparable store sales increase during the first quarter of fiscal 2020 reflected a 2.5% increase in daily average transaction size, partially offset by 0.6% decrease in daily average transaction count. Daily average mature store sales increased 0.8% in the first quarter of fiscal 2020 compared to a 3.6% increase in the first quarter of fiscal 2019. For fiscal 2020, mature stores include all stores open during or before fiscal 2015.

Gross profit increased $1.4 million, or 2.3%, to $60.5 million for the three months ended December 31, 2019 compared to $59.1 million for the three months ended December 31, 2018, primarily driven by an increase in the number of comparable stores. Gross margin decreased to 26.3% for the three months ended December 31, 2019 compared to 26.7% for the three months ended December 31, 2018. Approximately one-half of the decrease in gross margin for the three months ended December 31, 2019 was driven by an increase in occupancy expenses attributable to the Company’s adoption of the new lease accounting standard effective October 1, 2019. The remainder of the decrease in gross margin for the three months ended December 31, 2019 reflected a decrease in product margin due to a shift in sales mix to lower margin products.

Store expenses during the first quarter of fiscal 2020 increased 4.7% compared to the same period in fiscal 2019 to $51.4 million. Store expenses as a percentage of sales increased to 22.4% during the first quarter of fiscal 2020 compared to 22.2% in the first quarter of fiscal 2019. The increase in store expenses as a percentage of sales was solely attributable to the company’s adoption of the new lease accounting standard.

Administrative expenses increased 9.5% to $5.8 million during the first quarter of fiscal 2020 compared to $5.3 million for the same period in fiscal 2019. Administrative expenses as a percentage of sales were 2.5% during the first quarter of fiscal 2020 compared to 2.4% during the first quarter of fiscal 2019.

Pre-opening and relocation expenses decreased $0.2 million to $0.4 million during the first quarter of fiscal 2020 compared to the comparable period in fiscal 2019. This decrease was due to the impact of the number and timing of new store openings and relocations during the first quarter of fiscal 2020. The Company opened two new stores in the first quarter of fiscal 2020 compared to opening four new stores and relocating one store in the first quarter of fiscal 2019.

Operating income decreased 29.4% to $2.8 million during the first quarter of fiscal 2020 compared to the comparable period in fiscal 2019. Operating margin during the first quarter of fiscal 2020 decreased to 1.2% compared to 1.8% in the same period in fiscal 2019. The new lease accounting standard accounted for the majority of the decrease in operating margin.

Interest expense during the first quarter of fiscal 2020 was $0.5 million compared to $1.3 million in the prior year period. The lower interest expense reflects the adoption of the new leasing accounting standard.

The Company’s effective income tax rate for the first quarter of fiscal 2020 was 19.2% compared to 21.0% for the first quarter of 2019.

Net income for the first quarter of fiscal 2020 was $1.9 million, or $0.08 of diluted earnings per share, compared to net income of $2.2 million, or $0.10 of diluted earnings per share in the first quarter of fiscal 2019.

EBITDA decreased 6.8% to $10.6 million in the first quarter of fiscal 2020 compared to $11.3 million in the first quarter of fiscal 2019. The new lease accounting standard accounted for the majority of the decrease in EBITDA.

Balance Sheet and Cash Flow

As of December 31, 2019, the Company had $5.2 million in cash and cash equivalents and $40.7 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $8.3 million of direct borrowings and $1.0 million of letters of credit as of December 31, 2019.

During the first quarter of fiscal 2020, the Company generated $10.5 million in cash from operations and invested $12.0 million in net capital expenditures, primarily for new stores.

Dividend Announcement

Today the Company announced the declaration of a cash dividend of $0.07 per common share. The dividend will be paid on March 17, 2020 to all stockholders of record at the close of business on March 2, 2020.

Growth and Development

During the first quarter of fiscal 2020, the Company opened two new stores, including its first store in Louisiana, ending the quarter with a total store count of 155 stores in 20 states. The Company’s two new store openings during the first quarter of fiscal 2020 compared to opening four new stores, relocating one store and closing one store in the first quarter of fiscal 2019, resulting in 2.6% and 6.3% unit growth rates for the twelve month periods ended December 31, 2019 and December 31, 2018, respectively. Since December 31, 2019, the Company has opened one new store.

The Company has signed leases for four new stores and acquired the property for one additional new store to be located in Colorado, New Mexico, Oregon, Utah and Washington. These new stores are planned to open during fiscal 2020 and beyond.

Fiscal 2020 Outlook

For fiscal 2020, the Company expects:

Fiscal 2020 Outlook
Number of new stores	5-6
Number of relocations	1-2
Daily average comparable store sales growth	0.5% to 2.5%
Net income as a percentage of sales	0.9% to 1.1%
Diluted earnings per share[1]	$0.37 to $0.45

Capital expenditures (in millions)	$28 to $33

1 The adoption of the new lease accounting standard effective October 1, 2019 is expected to result in incremental occupancy expense, which is expected to negatively impact diluted earnings per share by $0.01 to $0.02 for fiscal 2020.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 156 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended December 31,
	2019	2018

Net sales	$230,030	221,515
Cost of goods sold and occupancy costs	169,506	162,369
Gross profit	60,524	59,146
Store expenses	51,427	49,123
Administrative expenses	5,819	5,315
Pre-opening and relocation expenses	430	672
Operating income	2,848	4,036
Interest expense, net	(536)	(1,255)
Income before income taxes	2,312	2,781
Provision for income taxes	(444)	(584)
Net income	$1,868	2,197

Net income per common share:
Basic	$0.08	0.10
Diluted	$0.08	0.10
Weighted average number of shares of common stock outstanding:
Basic	22,471,350	22,386,566
Diluted	22,542,967	22,595,961

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2019	September 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,157	6,214
Accounts receivable, net	4,681	5,059
Merchandise inventory	98,145	96,179
Prepaid expenses and other current assets	8,071	7,728
Total current assets	116,054	115,180
Property and equipment, net	155,619	201,635
Operating lease assets	355,167	—
Finance lease assets	32,308	—
Deposits and other assets	668	1,638
Goodwill and other intangible assets, net	9,476	8,644
Deferred financing costs, net	40	17
Total assets	$669,332	327,114

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,220	63,162
Accrued expenses	22,032	19,061
Capital and financing lease obligations, current portion	—	1,045
Operating lease obligations, current portion	31,419	—
Finance lease obligations, current portion	2,374	—
Total current liabilities	118,045	83,268
Long-term liabilities:
Capital and financing lease obligations, net of current portion	—	51,475
Operating lease obligations, net of current portion	341,715	—
Finance lease obligations, net of current portion	31,078	—
Revolving credit facility	8,292	5,692
Deferred income tax liabilities, net	11,110	10,420
Deferred rent	—	11,393
Leasehold incentives	—	7,960
Total long-term liabilities	392,195	86,940
Total liabilities	510,240	170,208

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at December 31, 2019 and September 30, 2019 and 22,475,718 and 22,463,057 outstanding at December 31, 2019 and September 30, 2019, respectively	23	23
Additional paid-in capital	56,454	56,319
Retained earnings	102,878	100,923
Common stock in treasury at cost, 34,561 and 47,222 shares, at December 31, 2019 and September 30, 2019, respectively	(263)	(359)
Total stockholders’ equity	159,092	156,906
Total liabilities and stockholders’ equity	$669,332	327,114

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2019	2018

Operating activities:
Net income	$1,868	2,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,707	7,286
Loss on disposal of property and equipment	1	41
Share-based compensation	279	399
Deferred income tax expense (benefit)	424	(264)
Non-cash interest expense	3	3
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	378	(151)
Merchandise inventory	(1,966)	(969)
Prepaid expenses and other assets	(371)	(339)
Income tax receivable	29	181
Operating lease asset	7,451	—
(Decrease) increase in:
Operating lease liability	(7,625)	—
Accounts payable	(669)	(4,400)
Accrued expenses	2,971	3,740
Deferred compensation	—	12
Deferred rent and leasehold incentives	—	(209)
Net cash provided by operating activities	10,480	7,527
Investing activities:
Acquisition of property and equipment	(10,982)	(11,511)
Acquisition of other intangibles	(1,008)	(68)
Proceeds from property insurance settlements	17	19
Net cash used in investing activities	(11,973)	(11,560)
Financing activities:
Borrowings under credit facility	113,000	94,300
Repayments under credit facility	(110,400)	(94,800)
Capital and financing lease obligation payments	—	(175)
Finance lease obligation payments	(519)	—
Dividend to shareholders	(1,573)	—
Loan fees paid	(25)	—
Payments on withholding tax for restricted stock unit vesting	(47)	(154)
Net cash provided by (used in) financing activities	436	(829)
Net decrease in cash and cash equivalents	(1,057)	(4,862)
Cash and cash equivalents, beginning of period	6,214	9,398
Cash and cash equivalents, end of period	$5,157	4,536
Supplemental disclosures of cash flow information:
Cash paid for interest	$163	224
Cash paid for interest on finance or capital and financing lease obligations, net of capitalized interest of $45 and $43, respectively	373	1,024
Income taxes paid	10	20
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,015	2,970
Property acquired through capital and financing lease obligations	—	4,688
Property acquired through operating lease obligations	6,378	—
Property acquired through finance lease obligations	1,322	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measures

(Unaudited)

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended December 31,
	2019	2018
Net income	$1,868	2,197
Interest expense, net	536	1,255
Provision for income taxes	444	584
Depreciation and amortization	7,707	7,286
EBITDA	$10,555	11,322

EBITDA decreased 6.8% to $10.6 million in the three months ended December 31, 2019 compared to $11.3 million for the three months ended December 31, 2018. EBITDA as a percentage of sales was 4.6% and 5.1% in the three months ended December 31, 2019 and 2018, respectively. The number of stores with finance leases (previously classified as capital and financing lease obligations) decreased from 21 as of December 31, 2018 to 16 as of December 31, 2019 as a result of our adoption of ASC 842 effective October 1, 2019. Finance leases have a positive impact on EBITDA because, as discussed above, they result in lower cost of goods sold and occupancy costs. Conversely, the greater number of stores with operating leases during the three months ended December 31, 2019, led to higher cost of goods sold and occupancy costs, which impacted both EBITDA and EBITDA as a percentage of sales.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as finance leases (previously classified as capital and financing lease obligations);

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.